Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Marvel Enterprises, Inc. 2005 Stock Incentive Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements (and the related financial statement schedule) of Marvel Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Marvel Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Marvel Enterprises, Inc., filed with the Securities and Exchange Commission.

New York, New York

August 2, 2005